UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

CH ENERGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

New York	0-30512	1804460
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

284 South Avenue, Poughkeepsie, New York (Address of principal executive offices)	12601-4879 (Zip code)

(845)-452-2000

(Registrant's telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Plans and Agreements

CH Energy Group, Inc. ("Energy Group") and Central Hudson Gas & Electric Corporation ("Central Hudson") amended certain executive compensation plans and agreements on December 31, 2007, effective as of January 1, 2008. The following is a brief description of the terms and conditions of the amendments to the following two plans:

Directors and Executives Deferred

Compensation Plan (the "Deferred Compensation Plan")

Energy Group amended and restated the Deferred Compensation Plan, with respect to deferrals on and after January 1, 2005, to make changes mandated by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). These amendments generally are technical in nature and affect the timing, but not the amount, of compensation that could be received by the executive officers who participate in the Deferred Compensation Plan. Examples include: (i) revising certain definitions (such as for unforeseeable emergency, change in control and termination of employment) to comply with Section 409A of the Code, (ii) imposing a 6-month delay on payments upon termination of employment, (iii) limiting participants' ability to modify payment elections, and (iv) revising the provisions relating to the company's ability to accelerate or delay payments, such as for plan terminations, domestic relations orders, or de minimis account balances.

The amended and restated plan also makes the following substantive changes:

•

The amended plan provides participants with an opportunity to elect each year whether to receive that year's deferrals in a lump sum or in quarterly installments over a period of either five, ten or fifteen years if they retire or become disabled within 24 months after a change in control. Prior to the amendment, participants did not have the opportunity to file a change in control payment election.

•

Energy Group recently adopted new director stock ownership guidelines, which require each director to accumulate within 5 years, and to hold during his or her service on the board, at least 6,000 shares of Energy Group's common stock. Prior to the amendment, phantom shares worth $55,000 were automatically credited on behalf of each director to the director stock account under the Deferred Compensation Plan, which remained invested in phantom shares. In light of the new stock ownership guidelines, the amended plan provides that if a director satisfies the then-applicable stock ownership guidelines, he or she will no longer receive future credits of phantom shares to the director stock account. Instead, the value of any future credits of phantom shares will be paid to the director in cash or deferred under the Deferred Compensation Plan at the election of the director. If deferred, the amounts may be invested by the director in any investment option available under the plan. Phantom share contributions to the director stock account made prior to the amendment will continue to be invested in phantom shares; but upon retirement the director may diversify all or any portion of the existing phantom shares held in the director stock account into other investment options available under the Deferred Compensation Plan.

Retirement Benefit Restoration Plan ("RBRP")

Central Hudson amended and restated the RBRP, with respect to participants who accrued benefits in the plan on or after January 1, 2005, to comply with the payment restrictions imposed under Section 409A of the Code. These amendments generally are technical in nature and affect the timing, but not the amount, of compensation that could be received by our executive officers. In the past, payment of the excess pension benefit commenced when the participant received benefits under the qualified pension plan. This type of payment provision is only permitted under Section 409A of the Code during a limited transition period. Therefore, the RBRP was amended to provide that payment instead commences on the later of (i) the participant's 55th birthday or (ii) the six-month anniversary of the participant's termination of employment. Benefits are payable in the form of a life annuity or any other actuarially equivalent annuity form available under the Supplemental Executive Retirement Plan, as selected by the participant prior to the commencement date. The amendment also clarifies Central Hudson's ability to accelerate or delay payments, such as for plan terminations, domestic relations orders, or de minimis benefits, each as permitted under Section 409A of the Code.

Grant of Restricted Stock to Executive Officer

On January 2, 2008, Energy Group granted to W. Randolph Groft, President and Chief Operating Officer of Energy Group’s Griffith Energy Services, Inc. subsidiary (“Griffith”) and an executive officer of Energy Group, 2,700 restricted shares of Energy Group common stock under Energy Group’s Long-Term Equity Incentive Plan.

The restricted shares will vest if Mr. Groft remains in the continuous employ of Griffith and its affiliates through the earliest of January 2, 2011, his death or disability, or a change in control. Cash dividends paid on the restricted shares are automatically deferred and reinvested in additional restricted shares (rounded up to the nearest whole share), based on the fair market value per share as of the applicable dividend payment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CH ENERGY GROUP, INC.

Date: January 3, 2008	By:/s/ Donna S. Doyle

Donna S. Doyle

Vice President--Accounting